As filed with the Securities and Exchange Commission on May 27, 2010

File No. 333-166860

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ASIA ENTERTAINMENT & RESOURCES LTD.

(Exact Name of Registrant As Specified in Its Charter)

Cayman Islands	7999	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 1004, East Town Building
16 Fenwick Street
Wanchai, Hong Kong
852-2110-9133

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Leong Siak Hung, Chief Executive Officer
Asia Entertainment & Resources Ltd.
Unit 1004, East Town Building
16 Fenwick Street
Wanchai, Hong Kong
852-2110-9133

Noah Scooler, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 818-8800
(212) 818-8881 — Facsimile

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

David Alan Miller, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 818-8800
(212) 818-8881 — Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Explanatory Note

This amendment is being filed solely to file certain exhibits to the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, and amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, except where there has been fraud or dishonesty or willful neglect or willful default. Our Second Amended and Restated Memorandum and Articles of Association provide that each member of our board of directors, officer and agent shall be indemnified out of our assets against any liability incurred by him or her as a result of any act or failure to act in carrying out his or her functions other than such liability (if any) that he or her may incur by his or her own fraud or willful default and that no such director, agent or officer shall be liable to us for any loss or damage in carrying out his or her functions unless that liability arises through the fraud or willful default of such director, officer or agent.

We have entered into indemnification agreements separately with each of our current directors and officers that provide, in consideration of the director or officer continuing to serve us in his current capacity, for us to indemnify, and advance expenses to, him or her to the fullest extent permitted by law in effect on the date of execution of the agreements or to such greater extent as applicable law may thereafter permit. The rights of indemnification apply if, by reason of such person’s position as an officer or director of us or any of our subsidiaries, he or she was or is threatened to be made, a party to any threatened, pending or completed legal proceeding. With respect to proceedings other than one brought by or in our right (i.e., a shareholders’ derivative proceeding), the indemnification covers expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with any such proceeding or any claim, issue or matter therein, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to proceedings brought by or in our right, the indemnification covers expenses and amounts paid in settlement (such settlement amounts not to exceed, in the judgment of our board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by him or her or on his or her behalf in connection with any such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, no indemnification against such expenses or amounts paid in settlement shall be made in respect of any claim, issue or matter in any such proceeding as to which indemnified person has been adjudged to be liable to us if applicable law prohibits such indemnification unless the court in which such proceeding shall have been brought, was brought or is pending, shall determine that indemnification against expenses or amounts paid in settlement may nevertheless be made by us. We will advance an indemnified person reasonable and substantiated expenses, judgments, penalties and fines and amounts paid in settlement in advance of a final determination of liability upon such person agreeing to repay amounts advanced in the event of an ultimate determination that he or she is not entitled to be indemnified with respect to the amounts advanced. The rights of the indemnitees under the agreements are not deemed exclusive of any other rights they may be entitled to under applicable law, our memorandum and articles of association, any agreement, vote of shareholders or resolution of directors or otherwise. Each agreement will remain in effect until the later of ten years after the date the indemnitee shall have ceased to serve as a director or officer or the final determination of all pending proceedings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we sold (i) ordinary shares and warrants to purchase ordinary shares without registration under the Securities Act pursuant to the exemption provided by Section 4(2) of such Act as transactions by an issuer not involving a public offering and (ii) ordinary shares without registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act relating to offerings of securities outside of the United States, as follows:

(a) In September 2007, in connection with our organization, we issued 1,150,000 ordinary shares to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.02 per share, as follows:

Name	Number of Shares	Relationship to the Company at Time of Transaction
Chien Lee	517,500	Chairman of the Board
Sylvia Lee	517,500	President, Chief Financial Officer, Secretary and Director
Michael Zhang	115,000	Executive Vice President and Director

In June 2008, Chien Lee transferred 517,500 shares to CS Capital USA, LLC, an affiliate of Chien Lee and Sylvia Lee, and Sylvia Lee transferred 172,500 shares to Bill Haus, 146,625 shares to James R. Preissler and Peter Li and 51,750 shares to William B. Heyn, all at the same price they originally paid for such shares. On August 11, 2008, our board of directors authorized a dividend of 0.2 ordinary shares for each outstanding ordinary share. Such shares, after giving effect to such dividend, are the Founders’ Shares referred to in the prospectus that is a part of this registration statement. No underwriting discounts or commissions were paid with respect to the sale and issuance of such shares.

(b) Simultaneously with the consummation of our initial public offering in August 2008, CS Capital USA, Bill Haus, James R. Preissler, Peter Li and William B. Heyn purchased 3,608,000 warrants from us for a total purchase price of $1,804,000 ($0.50 per warrant). These warrants are the Founders’ Warrants referred to in the prospectus that is a part of this registration statement and are identical to the warrants underlying the units offered in our initial public offering except that, if we call the warrants for redemption, the Founders’ Warrants will be exercisable on a cashless basis so long as such warrants are held by these purchasers or their affiliates. No underwriting discounts or commissions were paid with respect to the sale and issuance of such warrants.

(c) In February 2010, we issued a total of 10,350,000 ordinary shares to Spring Fortune Investment Ltd (“Spring Fortune”), a British Virgin Islands company, and three of its designees as consideration for the sale to us of all of the outstanding capital stock of Asia Gaming & Resort Limited (“AGRL”), a Hong Kong company. Of such shares, 9,729,000 shares were issued Spring Fortune and 207,000 shares were issued to each of Kenworth Capital, Inc., Blum & Co., Inc. and Neuro International Company Limited, who acted as advisors to Spring Fortune and AGRL. In connection with such sale, we also issued a total of 310,500 ordinary shares to two of our advisors, of which 207,000 shares were issued to Investgold Limited and 103,500 shares were issued to The Dellacorte Group LLC.

(d) In May 2010, we sold an aggregate of 60,000 ordinary shares at a price of $9.50 per share (a total of $570,000) pursuant to Regulation S promulgated under the Securities Act. None of the purchasers was a “U.S. person” as defined in Regulation S.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit No.	Description
2.1	Stock Purchase Agreement (Restated as Amended), dated October 6, 2009, as amended November 10, 2009, December 9, 2009 and January 11, 2010 among CS China Acquisition Corp., Asia Gaming & Resort Limited (“AGRL”), and Spring Fortune Investment Ltd (included as Annex A to the Proxy Statement filed as Exhibit 10.1 to the Report of Foreign Private Issuer on Form 6-K filed on January 19, 2010 and incorporated herein by reference)
3.1	Form of Second Amended Memorandum and Articles of Association (included as Annex D to the Proxy Statement filed as Exhibit 10.1 to the Report of Foreign Private Issuer on Form 6-K filed on January 19, 2010 and incorporated herein by reference)
4.1	Specimen Unit Certificate(1)
4.2	Specimen Ordinary Share Certificate(2)
4.3	Specimen Warrant Certificate(1)
4.4	Form of Unit Purchase Option granted to EarlyBirdCapital, Inc.(1)
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and registrant(1)
5.1	Opinion of Maples and Calder*
5.2	Opinion of Graubard Miller*
10.1	Form of Escrow Agreement among CS China Acquisition Corp., Spring Fortune Investment Ltd, Spring Fortune Investment Ltd Designee(s) and Continental Stock Transfer & Trust Company(3)
10.2	Employment Agreement, dated October 6, 2009 between AGRL and Leong Siak Hung(3)
10.3	Employment Agreement, dated October 6, 2009 between AGRL and Li Chun Ming(3)
10.4	Employment Agreement, dated October 6, 2009 between AGRL and Lam Man Pou(3)
10.5	Employment Agreement, dated October 6, 2009 between AGRL and Vong Hon Kun(3)
10.6	Management Service Contract dated January 1, 2010 between Iao Pou Gaming Promotion Limited and Pak Si Management and Consultancy Limited(3)
10.7	Management Service Contract dated January 1, 2010 between Sang Heng Gaming Promotion Company Limited and Pak Si Management and Consultancy Limited(3)
10.8	VIP Junket Promotion Agreement, dated January 18, 2008 between Gillmann Investments Asia, Ltd. and Doowell Limited(3)
10.9	VIP Gaming Promotion Agreement, dated November 14, 2008 between Unicorn Incorporation and Champion Lion Limited(3)
10.10	Gaming Promoter Agreement, entered into on November 9, 2009 by and between MGM Grand Paradise S.A. and Iao Pou Gaming Promotion Limited(3)
10.11	Gaming Promoter Agreement, dated September 4, 2009 between Galaxy Casino SA and Sang Heng Gaming Promotion Company Limited(3)
10.12	Profit Interest Agreement, dated February 2, 2010 between Well Mount International Limited and Doowell Limited(3)
10.13	Profit Interest Agreement, dated February 2, 2010 between Link Bond International Limited and Champion Lion Limited(3)
10.14	Profit Interest Agreement, dated February 2, 2010 between Foxhill Group limited and Iao Pou Gaming Promotion Limited(3)
10.15	Profit Interest Agreement, dated February 2, 2010 between Kasino Fortune Investments Limited and Sang Heng Gaming Promotion Company Limited(3)

Exhibit No.	Description
10.16	Form of Share Purchase Agreement (included Exhibit 10.1 to the Report of Foreign Issuer on Form 6-K filed on January 29, 2010 and incorporated herein by reference)
10.17	Letter Agreement among registrant, EarlyBirdCapital, Inc. and Chien Lee(1)
10.18	Letter Agreement among registrant, EarlyBirdCapital, Inc. and Sylvia Lee(2)
10.19	Letter Agreement among registrant, EarlyBirdCapital, Inc. and Michael Zhang(2)
10.20	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and registrant(1)
10.21	Form of Stock Escrow Agreement between registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders(1)
10.22	Form of Letter Agreement between registrant and CS Capital USA, LLC regarding administrative support(2)
10.23	Form of Registration Rights Agreement among registrant and the Initial Shareholders(2)
10.24	Form of Subscription Agreement among registrant, EarlyBirdCapital, Inc., Graubard Miller and each of CS Capital USA, LLC, Bill Haus, James Preissler, Peter Li and William B. Heyn(1)
10.25	Letter Agreement among registrant, EarlyBirdCapital, Inc. and Bill Haus(1)
10.26	Letter Agreement among registrant, EarlyBirdCapital, Inc. and Jim Preissler(1)
10.27	Letter Agreement among registrant, EarlyBirdCapital, Inc. and Peter Li(1)
10.28	Letter Agreement among registrant, EarlyBirdCapital, Inc. and William B. Heyn(1)
10.29	Form of Indemnification Agreement between registrant and, separately, each of its directors and executive officers**
10.30	Loan Agreement and Guaranty dated as of February 2, 2010 between Lam Man Pou and Vong Hon Kun and AGRL**
10.31	Form of Amendment to Profit Interest Agreements*
21.1	Subsidiaries**
23.1	Consent of Maples and Calder (included in Exhibit 5.1)*
23.2	Consent of Graubard Miller (included in Exhibit 5.2)*
23.3	Consent of UHY LLP**
23.4	Consent of AJ. Robbins, PC**
24.1	Power of Attorney (included on signature page of this registration statement)**
99.1	Audit Committee Charter(4)
99.2	Nominating Committee Charter(4)
99.3	Compensation Committee Charter(4)

*	Filed herewith.
**	Previously filed as an exhibit to this Registration Statement.
(1)	Filed as an exhibit to Amendment No. 5 to registrant’s Registration Statement on Form S-1 filed on July 8, 2008 and incorporated herein by reference.
(2)	Filed as an exhibit to Amendment No. 2 to registrant’s Registration Statement on Form S-1 filed on January 31, 2008 and incorporated herein by reference.
(3)	Filed as an exhibit to registrant’s Shell Company Report on Form 20-F filed on February 8, 2010 and incorporated herein by reference.
(4)	Filed as an exhibit to registrant’s Report of Foreign Private Issuer on Form 6-K filed April 23, 2010 and incorporated herein by reference.

(b) Financial Statement Schedules:

None.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong Special Administrative Region, People’s Republic of China, on the 27th day of May, 2010.

ASIA ENTERTAINMENT & RESOURCES LTD.

By: /s/ Leong Siak Hung Leong Siak Hung Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ * Lam Man Pou	Director (Chairman of the Board)	May 27, 2010
/s/ Leong Siak Hung Leong Siak Hung	Chief Executive Officer (Principal Executive Officer) and Director	May 27, 2010
/s/ Raymond Li Li Chun Ming, Raymond	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	May 27, 2010
/s/ * Vong Hun Kun	Director	May 27, 2010
/s/ * Chien Lee	Director	May 27, 2010
/s/ * James R. Preissler	Director	May 27, 2010
/s/ * Yeung Lun, Allan	Director	May 27, 2010
/s/ * João Manuel Santos Ferreira	Director	May 27, 2010
/s/ * Chui Vai Hou, George	Director	May 27, 2010
*By Leong Siak Hung, Attorney-in fact.
Signature of Authorized Representative in the United States:

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Asia Entertainment & Resources Ltd., has signed this amendment to registration statement in New York, New York on May 27, 2010.

Graubard Miller

By: /s/ Noah Scooler Name: Noah Scooler Title: Partner